Exhibit 99.1

Theriva™ Biologics Reports Second Quarter 2023 Operational Highlights and Financial Results

- Initiated dosing at U.S. sites for VIRAGE, the Phase 2b clinical trial of VCN-01 in combination with chemotherapy for Pancreatic Ductal Adenocarcinoma

-Second doses of intravenous VCN-01 administered to patients in Spain and were well tolerated with a safety profile consistent with prior clinical trials -

-VIRAGE remains on track to complete enrollment in the first quarter of 2024-

- VCN-01 granted Orphan Drug Designation by the U.S. FDA for the treatment of pancreatic cancer –

- Ramon Alemany, Ph.D., appointed as Senior Vice President of Discovery, strengthening the collaboration with the Institut Catala d’Oncologia (ICO) and the Biomedical Research Institute of Bellvitge (IDIBELL)-

-As of June 30, 2023, Theriva Biologics reports $34.2 million in cash, which is expected to provide runway into the fourth quarter of 2024-

-Conference call and webcast to be held on Tuesday, August 8th at 8:30 a.m. ET -

Rockville, MD, August 8, 2023 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the second quarter ended June 30, 2023, and provided a corporate update.

“We are pleased by the continued progress in the first half of 2023 and look forward to executing on key priorities for our a systemically administered oncolytic adenovirus and lead program, VCN-01, in key indications and therapeutic combinations,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Notably, we have initiated dosing at U.S. sites for VIRAGE, the Phase 2b trial of VCN-01 in patients with newly-diagnosed metastatic pancreatic ductal adenocarcinoma (PDAC). Dosing in Spain initiated in January 2023 and the first patients have now received their second doses of intravenous VCN-01, which were well tolerated with safety profile consistent with prior clinical trials. VIRAGE remains on track to complete enrollment in the first quarter of 2024. Reaching this critical milestone adds to the strong momentum for the trial and we are further encouraged by the FDA’s decision to grant orphan drug designation to VCN-01 for patients with pancreatic cancer, for which there is an urgent need for new treatment options.”

Mr. Shallcross continued, “We are encouraged by the growing clinical data that underscores VCN-01’s multi-modal mechanism of action, alone or in combination with chemotherapy and immunotherapy products. At the upcoming annual ESMO Congress in Madrid, investigators will present survival data from the ongoing study of VCN-01 in combination with durvalumab in patients with recurrent/metastatic squamous cell carcinoma of the head and neck, which will provide the first clinical insights into the feasibility of combining VCN-01 with an immune checkpoint inhibitor. These results build on the impressive safety, biochemical and mechanistic data presented last year, demonstrating that VCN-01 improved tumor immunogenicity in previously immunotherapy refractory patients. In parallel, we look forward to upcoming discussions with regulatory agencies planned in the second half of 2023 to discuss the development pathway for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma. Further, as we continue to explore the potentially broad synergistic clinical benefit of VCN-01, we remain committed to pursuing new oncolytic virus candidates to leverage our novel Albumin Shield technology, which has tremendous potential for our pipeline.”

Recent Program Highlights and Anticipated Milestones:

VCN-01:

•	Dosing is underway and enrollment continues to progress for VIRAGE, the randomized, controlled, multicenter, open-label Phase 2b trial of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients. Initiated dosing at U.S sites following the initiation of dosing in Spain in January 2023. The first patients in Spain have now received their second doses of intravenous VCN-01, which were well tolerated with safety profile consistent with prior clinical trials. The trial is expected to enroll 92 patients and, remains on track to complete enrollment (Q1 2024).
•	The U.S. Food and Drug Administration (FDA) has granted orphan drug designation to VCN-01 for the treatment of pancreatic cancer. Previously, the FDA granted orphan drug designation to VCN-01 for treatment of retinoblastoma.
•	The University of Pennsylvania presented initial data from two ovarian cancer patients and one pancreatic cancer patient in their investigator sponsored study combining VCN-01 with huCART-meso cells. The presentation at the Cellicon Valley conference on Thursday 22 June 2023 demonstrated the feasibility of administering VCN-01 with huCART-meso cells and provided evidence of persistence for both VCN-01 and CAR T-cells, supporting the potential opportunity for VCN-01 in combination with immunotherapy products to treat solid tumors.
•	Dosing is underway and screening is on-going for the investigator sponsored clinical trial of VCN-01 in patients with high-grade brain tumors who are scheduled for surgical resection. The first patient was dosed in January 2023 and the trial is being conducted at St. James’s University Hospital, United Kingdom, in collaboration with the University of Leeds. If the results show that intravenous VCN-01 gains entry to brain tumors that are otherwise only accessible through surgery, this could be transformative for patients by providing a potential systemic line of treatment.
•	Additional anticipated milestones:
o	Presentation of data from a Phase 1 investigator-sponsored study evaluating VCN-01 in combination with durvalumab for patients with recurrent/ metastatic squamous cell carcinoma of the head and neck (R/M HNSCC) at the ESMO Congress being held in Madrid, Spain from October 20-24, 2023.
o	The Company intends to meet with the FDA (H2 2023) to discuss the clinical development and potential registration pathway for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma.

SYN-004 (ribaxamase):

•	Dosing is underway for the ongoing Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD). SYN-004 appeared to be well tolerated in HCT patients treated with IV meropenem and SYN-004 was not detected in blood samples from the majority of the evaluable patients. The trial is on track to complete the second cohort (Q1 2024)

Corporate Updates:

•	In May 2023, appointed Ramon Alemany, Ph.D., to Senior Vice President of Discovery. In addition to overseeing Theriva’s discovery and development pipeline, Dr. Alemany continues to serve as Chair of the Scientific Advisory Board.
o	Dr. Alemany is Head of the Immunotherapy and Virotherapy Group at the ProCURE Program of the Catalan Insitute of Oncology (ICO) and the Oncobell Program of the Biomedical Research Institute of Bellvitge (IDIBELL). Dr. Alemany’s laboratory has developed unique oncolytic adenoviruses that are highly selective for replication in tumor cells, with modifications for tumor-targeting, tumor stroma degradation, evasion of neutralizing antibodies, and promotion of tumor immunogenicity.

Second Quarter Ended June 30, 2023 Financial Results

General and administrative expenses increased to $2.7 million for the three months ended June 30, 2023, from $1.5 million for the three months ended June 30, 2022. This increase of 80% is primarily comprised of increased expense related to the fair value of the contingent consideration adjustment of $0.9 million, along with higher audit fees, consulting fees, travel, and VCN administrative expenses not included in the prior year, offset by a decrease in legal costs related to the VCN acquisition. The charge related to stock-based compensation expense was $106,000 for the three months ended June 30,2023, compared to $86,000 for the three months ended June 30, 2022.

Research and development expenses decreased to $3.1 million for the three months ended June 30, 2023, from approximately $3.5 million for the three months ended June 30, 2022. This decrease of 10% is primarily the result of lower expenses related to our Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients Phase 1a clinical trial of SYN-020, and decreased manufacturing expenses related to our Phase 1a clinical trial of SYN-020, offset by increased clinical trial expenses related to VCN-01. We anticipate research and development expense to increase as we continue enrollment in our VIRAGE Phase 2 clinical trial of VCN-01 in PDAC, and our ongoing Phase 1 clinical trial in retinoblastoma, expand GMP manufacturing activities for VCN-01, and continue supporting our VCN-11 and other preclinical and discovery initiatives. The charge related to stock-based compensation expense was $40,000 for the three months ended June 30, 2023, compared to $27,000 related to stock-based compensation expense for the three months ended June 30, 2022.

Other income was $377,000 for the three months ended June 30, 2023 compared to other expense of $17,000 for the three months ended June 30, 2022. Other income for the three months ended June 30, 2023 is primarily comprised of interest income of $381,000 and exchange loss of $4,000. Other income for the three months ended June 30, 2022 is primarily comprised of interest income of $26,000 offset by an exchange loss of $9,000.

Cash and cash equivalents totaled $34.2 million as of June 30, 2023, compared to $41.8 million as of December 31, 2022.

Conference Call

Theriva Biologics will host a conference call on Tuesday, August 8, 2023, at 8:30 a.m. ET to discuss its financial results for the quarter ended June 30, 2023 and provide a corporate update. Individuals may participate in the live call via telephone by dialing 1-877-451-6152 (domestic) or 1-201-389-0879 (international) and using the conference ID: 13739888. Participants are asked to dial in 15 minutes before the start of the call to register. Investors and the public can access the live and archived webcast of this call via the “News & Media” section of the company’s website, https://www.therivabio.com, under “Events” or by clicking here, up to 90 days after the call.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics' website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding VIRAGE remaining on track to complete enrollment in the first quarter of 2024, upcoming discussions with regulatory agencies planned in the second half of 2023 to discuss the development pathway for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma, the broad synergistic clinical benefit of VCN-01, the expected enrollment of 92 patients in the VIRAGE trial, the opportunity for VCN-01 in combination with immunotherapy products to treat solid tumors, VCN-01 being transformative for patients by providing a potential systemic line of treatment, the SYN-004 trial being on track to complete the second cohort (Q1 2024). and cash being expected to provide runway into the fourth quarter of 2024,. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated, including completion of enrollment in Virage in the first quarter of 2024 and completing the SYN-004 second cohort in the first quarter of 2024, generating clinical data that establishes VCN-01 being an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma and combining with immunotherapy products to treat solid tumors, the Company’s ability to successfully combine and operate the business of the Theriva Biologics and VCN, the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed and the cash providing a runway into the fourth quarter of 2024, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608

Theriva Biologics, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands except share and par value amounts)

(Unaudited)

	June 30, 2023	December 31, 2022
Assets

Current Assets
Cash and cash equivalents	$34,248	$41,786
Prepaid expenses and other current assets	3,717	3,734
Total Current Assets	37,965	45,520

Non-Current Assets
Property and equipment, net	301	345
Restricted cash	100	99
Right of use asset	1,956	1,199
In-process research and development	19,483	19,150
Goodwill	5,621	5,525
Deposits and other assets	23	23
Total Assets	$65,449	$71,861

Liabilities and Stockholders‘ Equity

Current Liabilities:
Accounts payable	$741	$915
Accrued expenses	1,826	1,496
Accrued employee benefits	1,070	1,403
Contingent consideration, current portion	4,978	2,973
Loans payable-current	67	57
Operating lease liability	452	216
Total Current Liabilities	9,134	7,060

Non-current Liabilities
Non-current contingent consideration	5,773	7,211
Loan Payable - Long term	153	221
Deferred tax liabilities, net	952	1,618
Operating lease liability - Long term	1,684	1,187
Total Liabilities	17,696	17,297

Commitments and Contingencies
Temporary Equity
Series C convertible preferred stock, $0.001 par value; 10,000,000 authorized;275,000 issued and outstanding	2,006	2,006
Series D convertible preferred stock, $0.001 par value; 10,000,000 authorized;100,000 issued and outstanding	728	728
Stockholders’ Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized, 17,762,010 issued and 17,041,777 outstanding at June 30, 2023 and 15,844,294 issued and 15,124,061 outstanding at December 31, 2022	18	16
Additional paid-in capital	346,176	343,750
Treasury stock at cost, 720,233 shares at June 30, 2023 and at December 31, 2022	(288)	(288)
Accumulated other comprehensive loss	(356)	(679)
Accumulated deficit	(300,531)	(290,969)
Total Stockholders’ Equity	45,019	51,830

Total Liabilities Temporary Equity, and Stockholders’ Equity	$65,449	$71,861

Theriva Biologics, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Operating Costs and Expenses:
General and administrative	2,687	1,541	4,888	3,196
Research and development	3,133	3,485	6,110	6,082
Total Operating Costs and Expenses	5,820	5,026	10,998	9,278

Loss from Operations	(5,820)	(5,026)	(10,998)	(9,278)

Other Expense:
Exchange loss	(4)	(9)	1	(31)
Interest income	381	26	745	27
Total Other Income (Expense)	377	17	746	(4)

Net Loss	(5,443)	(5,009)	(10,252)	(9,282)
Income tax benefit	359	532	689	532
Net Loss Attributable to Common Stockholders	$(5,084)	$(4,477)	$(9,563)	$(8,750)

Net Loss Per Share - Basic and Dilutive	$(0.34)	$(0.28)	$(0.63)	$(0.59)

Weighted average number of shares outstanding during the period - Basic and Dilutive	15,166,209	15,844,061	15,145,252	14,837,832

Net Loss	(5,084)	(4,477)	(9,563)	(8,750)
Gain(Loss) on foreign currency translation	(51)	(1,442)	323	(1,261)
Total comprehensive loss	$(5,135)	$(5,919)	$(9,240)	$(10,011)